Exhibit 99.1

Sunny Holcomb

(914) 288-8100

ACADIA REALTY TRUST REPORTS FIRST QUARTER 2022 OPERATING RESULTS

RYE, NY (May 02, 2022) - Acadia Realty Trust (NYSE: AKR) (“Acadia” or the “Company”) today reported operating results for the quarter ended March 31, 2022. All per share amounts are on a fully-diluted basis, where applicable. Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), through which the Company owns and operates retail assets in the nation’s most dynamic corridors, and a series of discretionary, institutional funds (“Funds”) that target opportunistic and value-add investments.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to net income (loss), funds from operations ("FFO") as per NAREIT and Before Special Items, and net property operating income ("NOI").

First Quarter and Recent Highlights

•
First Quarter Earnings and Operating Results Exceeded Expectations:
o
GAAP earnings per share of $0.18, FFO per share of $0.36 and FFO Before Special Items per share of $0.33
o
Same-property NOI increased by 9.7%
o
Increased 2022 FFO Before Special Items guidance to $1.17 to $1.32 (from $1.15 to $1.31)
•
Accretive Core and Fund Transactional Activity:
o
During the first quarter and post-quarter to date, completed approximately $380 million of investments
▪
Core: Completed four street acquisitions for approximately $250 million
▪
Fund V: Completed two high-yield acquisitions for approximately $130 million
•
Core Portfolio Leasing:
o
GAAP and cash leasing spreads of 10.6% and 7.8%, respectively, on comparable new and renewal leases
o
Increased leased rate to 94.1% as of March 31, 2022 compared to 93.2% leased as of December 31, 2021
•
Balance Sheet:
o
Raised gross proceeds of $123.9 million (of which approximately $96 million was previously announced) at an average gross issuance price per share of approximately $22.50 through the Company's at-the-market equity program to fund external growth during the first quarter and post-quarter to date
o
Entered into a $175 million five-year term loan to repay outstanding amounts under the revolving credit facility
o
Effectively fixed its interest rate exposure on the Company's Core borrowings (inclusive of interest rate swaps, structured finance loans and cash on hand)

“Notwithstanding significant volatility in the capital markets, we continue to see strong tenant demand for our locations and strong performance from our retailers,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust.

"This strong internal growth combined with a robust acquisition pipeline positions us for significant earnings growth in excess of prior expectations. Additionally, our Core balance sheet remains well-hedged and poised to withstand the current environment."

CORE PORTFOLIO OPERATING RESULTS

The Company exceeded expectations with GAAP earnings per share of $0.18, FFO per share of $0.36 and FFO Before Special Items per share of $0.33. Please refer to the Consolidated Financial Results section below for additional details.

Driven by rent commencements on new leases and improved credit conditions, the Company's same-property NOI, excluding redevelopments, increased 9.7% for the first quarter 2022 as compared to the first quarter 2021.

For the quarter ended March 31, 2022, the Company's pro-rata share of credit losses and reserves was a benefit of $1.3 million, inclusive of a benefit from approximately $1.3 million of previously-reserved tenant accounts and a straight-line rent reserve benefit of $1.1 million from moving certain tenants from cash basis to the accrual method.

The Company's pro-rata share of credit losses and reserves is as follows (dollars in millions):

	Core Same Store	Core Other	Funds	Total	Per Share
First Quarter 2022 Credit Losses and Reserves
Credit Loss and Abatements - Billed Rents and Recoveries	$0.1	$0.9	$0.1	$1.1	$0.01
Prior Period (Benefit), Net	(0.6)	(0.6)	(0.1)	(1.3)	(0.01)
Straight-Line Rent Reserves (Benefit)	N/A	(1.0)	(0.1)	(1.1)	(0.01)
Total	$(0.5)	$(0.7)	$(0.1)	$(1.3)	$(0.01)

CORE AND FUND TRANSACTIONAL ACTIVITY

During the first quarter and post-quarter to date, the Company completed approximately $380 million of investments as follows:

Core Acquisitions

The Company completed four Core acquisitions totaling approximately $250 million during the first quarter and post-quarter to date as follows (amounts below are inclusive of transaction costs).

Henderson Avenue Portfolio, Dallas, Texas. In April 2022, the Company completed its first acquisition in the Knox-Henderson corridor of Dallas, Texas with its purchase of the Henderson Avenue Portfolio ("Portfolio") for $85.4 million. The Portfolio is comprised of 15 retail assets along with future development and redevelopment sites on Henderson Avenue. The Portfolio is located in the heart of rapidly growing East Dallas, and in proximity to the city's most affluent communities of Highland Park, University Park, Uptown and Lakewood.

Henderson Avenue is evolving into a vibrant neighborhood, becoming one of the trendiest and most desirable areas in Dallas. The street is one of the few walkable destinations in the city and offers residents and visitors a unique, authentic district experience in a predominantly car-centric environment. The Portfolio already includes a strong line up of digitally-native retailers such as Warby Parker, Tecovas and Bonobos, and a collection of some of the most popular restaurants in the city. The demonstrated success of the retailers and restauranteurs on Henderson Avenue serves as a promising proof of concept for what is to come. The Portfolio also includes a high performing Sprouts Farmers Market.

With approvals in place for the development site and plans to invest in the Portfolio and the surrounding neighborhood, Henderson Avenue is poised to become a thriving retail corridor similar to the other street markets where the Company has successfully invested in across the country. Significant redevelopment and densification opportunities will enable the Company to add retail and office space to the Portfolio and further connect and activate this already thriving district. These improvements will have an emphasis on placemaking and will bring distinct architecture, public spaces, local art and expanded parking capacity to Henderson Avenue. The Company intends to partner with a local development team to oversee the execution of these projects.

The Core acquisitions below have been previously announced.

8833 Beverly Boulevard, West Hollywood, California. In March 2022, the Company, in conjunction with Osiris Ventures, completed the acquisition of 8833 Beverly Boulevard in the Design District of West Hollywood, California for $24.1 million expanding its existing footprint in Los Angeles. The property is leased to Luxury Living Group, a leading Italian furniture manufacturer in the luxury lifestyle sector with collections for Fendi Casa, Bentley Home, Trussardi Casa, Paul Mathieu, Bugatti Home, Heritage Collection and Ritz Paris Home Collection. The West Hollywood submarket continues to be desired by design, fashion and restaurant retailers and benefits from high income and supply constrained corridors.

Williamsburg Collection, Brooklyn, New York. In February 2022, the Company completed an investment in a collection of 11 retail storefronts and 23 residential units for $97.8 million on Bedford Avenue in the Williamsburg neighborhood of Brooklyn, New York. Williamsburg has emerged as one of the leading retail submarkets in New York City, fueled by robust tenant expansion and increasing residential density. The collection is leased to a variety of national and specialty tenants, many of which are top producing stores in their chain. Tenants at the property include Sephora, Sweetgreen, Levain Bakery and Alo Yoga, and when combined with adjacent retailers including Apple, Whole Foods and Equinox, create a natural center of gravity for the market.

121 Spring Street, New York, New York. In January 2022, the Company acquired a retail condominium on the corner of Greene Street and Spring Street in Soho for $39.6 million and is leased to Bang & Olufsen.

Fund V Acquisitions

Fund V completed two acquisitions for approximately $130 million during the first quarter as follows (amounts below are inclusive of transaction costs).

Wood Ridge Plaza, The Woodlands (Houston), Texas. In March 2022, Fund V, a 90% partner in the joint venture with DLC Management Corp. ("DLC"), completed the acquisition of Wood Ridge Plaza for $49.3 million. This property is strategically located along Interstate 45, a primary north-south thoroughfare for the city, connecting Dallas with Houston and Galveston and is positioned directly across from The Woodlands Mall, one of the most dominant malls in Houston. Tenants at the property include Kirkland's and Skechers.

La Frontera Village, Round Rock (Austin), Texas. In March 2022, Fund V, a 90% partner in the joint venture with DLC, completed the acquisition of La Frontera Village for $81.4 million. The property is a necessity-oriented center with a strong line up of high performing tenants including Kohl's, Burlington, Hobby Lobby, Marshalls and Old Navy. The Austin economy has been expanding rapidly due to the increased presence of technology giants like Dell, IBM, Apple, Samsung, Tesla and Amazon.

Fund Dispositions

Northeast Grocer Portfolio (Fund IV). In January and March 2022, Fund IV completed the disposition of its two remaining properties located in Pennsylvania within its Northeast Grocer Portfolio for $45.4 million and repaid the mortgages on the properties aggregating $23.3 million.

Cortlandt Crossing (Fund III). In February 2022, Fund III completed the disposition of a grocery-anchored Shop Rite property located in Westchester County, New York for $65.5 million and repaid the mortgage of $34.5 million.

Self Storage Management (Fund III). In March 2022, Fund III sold its 50% interest in Storage Post's operating company for approximately $6 million, of which the Company's share was $1.5 million.

CORE PORTFOLIO LEASING

During the first quarter, GAAP and cash leasing spreads were 10.6% and 7.8%, respectively, on 25 conforming new and renewal leases aggregating approximately 298,000 square feet.

The Core Portfolio was 90.5% occupied and 94.1% leased as of March 31, 2022 compared to 90.0% occupied and 93.2% leased as of December 31, 2021. The leased rate includes space that is leased but not yet occupied and excludes development and redevelopment properties.

BALANCE SHEET

During the first quarter and post-quarter to date, the Company raised gross proceeds of approximately $123.9 million (of which approximately $96 million was previously announced) at an average gross issuance price per share of approximately $22.50 through its at-the-market equity program to fund external growth.

In April 2022, the Company entered into a $175 million five-year term loan to repay outstanding amounts under the revolving credit facility.

The Company has effectively fixed its interest rate exposure on the Company's Core borrowings (inclusive of interest rate swaps, structured finance loans and cash on hand).

CONSOLIDATED FINANCIAL RESULTS

A complete reconciliation, in dollars and per share amounts, of (i) net income attributable to Acadia to FFO (as defined by NAREIT and Before Special Items) attributable to common shareholders and common OP Unit holders and (ii) operating income to NOI is included in the financial tables of this release.

Net Income

Net income attributable to Acadia for the quarter ended March 31, 2022 was $16.8 million, or $0.18 per share, which included: (i) $8.3 million gain, or $0.08 per share, on dispositions and (ii) $3.6 million, or $0.04 per share, primarily from the unrealized mark-to-market gain on its investment in Albertsons supermarkets ("Albertsons"), offset by $0.9 million, or $0.01 per share for net acquisition and transaction costs from a Core acquisition.

Net income attributable to Acadia for the quarter ended March 31, 2021 was $4.8 million, or $0.05 per share, which included: (i) $5.1 million, or $0.06 per share, attributable to an aggregate gain on dispositions of Core and Fund investments and (ii) $1.4 million, or $0.02 per share, primarily from the unrealized mark-to-market gain on Albertsons. These benefits were partially offset by $3.7 million, or $0.04 per share, related to credit loss, straight-line rent reserves and tenant abatements, primarily due to the COVID-19 Pandemic.

FFO as Defined by NAREIT

FFO for the quarter ended March 31, 2022, was $35.4 million, or $0.36 per share, and included: (i) $3.6 million, or $0.04 per share, primarily from the unrealized mark-to-market gain on Albertsons and (ii) $1.5 million, or $0.01 per share from the Fund III disposition of its interest in Self Storage Management.

FFO for the quarter ended March 31, 2021, was $24.0 million, or $0.26 per share, which included $1.4 million, or $0.02 per share, primarily from the unrealized mark-to-market gain on Albertsons. This benefit was partially offset by $3.7 million, or $0.04 per share, related to credit loss, straight-line rent reserves and tenant abatements, primarily due to the COVID-19 Pandemic.

FFO Before Special Items

FFO Before Special Items for the quarter ended March 31, 2022 was $32.7 million, or $0.33 per share, which excluded: $3.6 million, or $0.04 per share, primarily from the unrealized mark-to-market gain on Albertsons offset by $0.9 million, or $0.01 per share for net acquisition and transaction costs from a Core acquisition.

FFO Before Special Items for the quarter ended March 31, 2021 was $22.6 million, or $0.25 per share, which excluded $1.4 million, or $0.02 per share, primarily from the unrealized mark-to-market gain on Albertsons.

2022 GUIDANCE

The Company increased its annual 2022 guidance of earnings per share, NAREIT Funds from operations and FFO Before Special Items attributable to Common Shareholders and Common OP Unit holders. Additionally, the Company updated its net income and FFO to reflect the unrealized holding gains recognized related to its investment in Albertsons through March 31, 2022. The Company has not reflected any forward-looking estimates involving future unrealized holding gains (i.e. changes in share price) on Albertsons in its net income and FFO guidance assumptions. The revised guidance is based upon Acadia's current view of existing market conditions and assumptions for the year ending December 31, 2022.

2022 Guidance
	Revised	Prior

Net earnings per share attributable to Common Shareholders	$0.25 to $0.37	$0.19 to $0.32
Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share)	1.01 to 1.04	1.01 to 1.04
Gain on disposition of properties (net of noncontrolling interests' share)	(0.07)	(0.07)
Noncontrolling interest in Operating Partnership	0.02	0.02
NAREIT Funds from operations per share attributable to Common Shareholders and Common OP Unit holders	$1.21 to $1.36	$1.15 to $1.31
Net Promote and other Core and Fund profits	(0.06) to (0.11)	(0.06) to (0.10)
Funds from operations, excluding Net Promote and other Core and Fund profits	$1.15 to $1.25	$1.09 to $1.21
Adjustments for Special Items:
Less: Albertsons unrealized holding gain (net of noncontrolling interest share) for the three months ended March 31, 2022	(0.04)	—
Net Promote and other Core and Fund profits	0.06 to 0.11	0.06 to 0.10
Funds from operations Before Special Items per share attributable to Common Shareholders and Common OP Unit holders	$1.17 to $1.32	$1.15 to $1.31

CONFERENCE CALL

Management will conduct a conference call on Tuesday, May 3, 2022 at 11:00 AM ET to review the Company’s earnings and operating results. Dial-in and webcast information is listed below.

Live Conference Call:

Date: Tuesday, May 3, 2022

Time: 11:00 AM ET

Dial#: 844-309-6711

Passcode: “Acadia Realty” or “8591189”

Webcast (Listen-only): www.acadiarealty.com under Investors, Presentations & Events

Phone Replay:

Dial#: 855-859-2056

Passcode: "8591189”

Available Through: Tuesday, May 10, 2022

Webcast Replay: www.acadiarealty.com under Investors, Presentations & Events

The Company uses, and intends to use, the Investors page of its website, which can be found at www.acadiarealty.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investors page, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, the website is not incorporated by reference into, and is not a part of, this document.

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual – Core Portfolio and Fund – operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain statements in this press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations are generally identifiable by the use of words, such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project,” or the negative thereof, or other variations thereon or comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results and financial performance to be materially different from future results and financial performance expressed or implied by such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty surrounding the COVID-19 Pandemic, including its impact on the Company’s tenants and their ability to make rent and other payments or honor their commitments under existing leases; (ii) macroeconomic conditions, such as a disruption of or lack of access to the capital markets; (iii) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (iv) changes in general economic conditions or economic conditions in the markets in which the Company may, from time to time, compete, and their effect on the Company’s revenues, earnings and funding sources; (v) increases in the Company’s borrowing costs as a result of rising inflation, changes in interest rates and other factors, including the discontinuation of the USD London Interbank Offered Rate, which is currently anticipated to occur in 2023; (vi) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due; (vii) the Company’s investments in joint ventures and unconsolidated entities, including its lack of sole decision-making authority and its reliance on its joint venture partners’ financial condition; (viii) the Company’s ability to obtain the financial results expected from its development and redevelopment projects; (ix) the tenants’ ability and willingness to renew their leases with the Company upon expiration, the Company’s ability to re-lease its properties on the same or better terms in the event of nonrenewal or in the event the Company exercises its right to replace an existing tenant, and obligations the Company may incur in connection with the replacement of an existing tenant; (x) the Company’s potential liability for environmental matters; (xi) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xii) uninsured losses; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches, including increased cybersecurity risks relating to the use of remote technology during the COVID-19 Pandemic; (xv) the loss of key executives; and (xvi) the accuracy of the Company’s methodologies and estimates regarding environmental, social and governance (“ESG”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting ESG metrics and meeting ESG goals and targets, and the impact of governmental regulation on its ESG efforts.

The factors described above are not exhaustive and additional factors could adversely affect the Company’s future results and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and other periodic or current reports the Company files with the SEC. Any forward-looking statements in this press release speak only as of the date hereof. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in the events, conditions or circumstances on which such forward-looking statements are based.

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Income (a)

(Dollars and Common Shares in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues		(As Restated)(b)
Rental income	$79,467	$65,998
Other	2,040	2,189
Total revenues	81,507	68,187

Operating expenses
Depreciation and amortization	33,713	30,640
General and administrative	11,937	8,992
Real estate taxes	11,280	11,206
Property operating	13,350	13,209
Total operating expenses	70,280	64,047

Gain on disposition of properties	28,815	4,612
Operating income	40,042	8,752

Equity in earnings of unconsolidated affiliates	3,130	1,882
Interest and other income	2,935	1,700
Realized and unrealized holding gains on investments and other	15,730	5,125
Interest expense	(17,925)	(16,614)
Income from continuing operations before income taxes	43,912	845
Income tax benefit (provision)	185	(148)
Net income	44,097	697
Net (income) loss attributable to noncontrolling interests	(27,259)	4,120
Net income attributable to Acadia	$16,838	$4,817

Less: net income attributable to participating securities	(204)	(156)
Net income attributable to Common Shareholders - basic and diluted earnings per share	$16,634	$4,661

Weighted average shares for basic and diluted earnings per share	93,310	86,346

Net earnings per share - basic and diluted (C)	$0.18	$0.05

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Net Income (Loss) to Funds from Operations (a, d)

(Dollars and Common Shares and Units in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
		(As Restated)(b)
Net income attributable to Acadia	$16,838	$4,817

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share)	24,313	23,807
Gain on disposition of properties (net of noncontrolling interests' share)	(6,876)	(5,096)
Income attributable to Common OP Unit holders	998	347
Distributions - Preferred OP Units	123	123
Funds from operations attributable to Common Shareholders and Common OP Unit holders	$35,396	$23,998

Adjustments for Special Items:
Add back: Acquisition costs, net of bargain purchase gain	859	—
Less: Unrealized holding (gain) loss and other (net of noncontrolling interest share)	(3,570)	(1,399)
Funds from operations before Special Items attributable to Common Shareholders and Common OP Unit holders	$32,685	$22,599

Funds From Operations per Share - Diluted
Basic weighted-average shares outstanding, GAAP earnings	93,286	86,323
Weighted-average OP Units outstanding	5,314	5,120
Assumed conversion of Preferred OP Units to common shares	465	465
Assumed conversion of LTIP units and restricted share units to common shares	38	23
Weighted average number of Common Shares and Common OP Units	99,103	91,931

Diluted Funds from operations, per Common Share and Common OP Unit	$0.36	$0.26

Diluted Funds from operations before Special Items, per Common Share and Common OP Unit	$0.33	$0.25

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Operating Income (Loss) to Net Property Operating Income (“NOI”) (a)

(Dollars in thousands)

	Three Months Ended March 31,
	2022	2021
		(As Restated)(b)
Consolidated operating income	$40,042	$8,752
Add back:
General and administrative	11,937	8,992
Depreciation and amortization	33,713	30,640
Less:
Above/below market rent, straight-line rent and other adjustments	(6,596)	(4,456)
Gain on disposition of properties	(28,815)	(4,612)
Consolidated NOI	50,281	39,316

Noncontrolling interest in consolidated NOI	(15,785)	(10,272)
Less: Operating Partnership's interest in Fund NOI included above	(4,073)	(2,535)
Add: Operating Partnership's share of unconsolidated joint ventures NOI (e)	3,773	3,300
NOI - Core Portfolio	$34,196	$29,809

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets (a)

(Dollars in thousands)

	As of
	March 31, 2022	December 31, 2021
ASSETS
Investments in real estate, at cost
Land	$821,841	$739,641
Buildings and improvements	3,014,853	2,892,051
Tenant improvements	206,755	199,925
Construction in progress	7,825	11,131
Right-of-use assets - finance leases	25,086	25,086
	4,076,360	3,867,834
Less: Accumulated depreciation and amortization	(669,783)	(648,461)
Operating real estate, net	3,406,577	3,219,373
Real estate under development	192,115	203,773
Net investments in real estate	3,598,692	3,423,146
Notes receivable, net	153,161	153,886
Investments in and advances to unconsolidated affiliates	413,141	322,326
Other assets, net	198,767	186,509
Right-of-use assets - operating leases, net	39,885	40,743
Cash and cash equivalents	36,151	17,746
Restricted cash	11,875	9,813
Rents receivable, net	44,509	43,625
Assets of properties held for sale	—	63,952
Total assets	$4,496,181	$4,261,746

LIABILITIES
Mortgage and other notes payable, net	$1,095,445	$1,140,293
Unsecured notes payable, net	529,796	559,040
Unsecured line of credit	194,405	112,905
Accounts payable and other liabilities	202,526	236,415
Lease liability - operating leases, net	37,936	38,759
Dividends and distributions payable	18,320	14,460
Distributions in excess of income from, and investments in, unconsolidated affiliates	9,547	9,939
Total liabilities	2,087,975	2,111,811
Commitments and contingencies
EQUITY
Acadia Shareholders' Equity
Common shares, $0.001 par value, authorized 200,000,000 shares, issued and outstanding 94,507,864 and 89,303,545 shares, respectively	95	89
Additional paid-in capital	1,864,060	1,754,383
Accumulated other comprehensive loss	(5,724)	(36,214)
Distributions in excess of accumulated earnings	(196,818)	(196,645)
Total Acadia shareholders’ equity	1,661,613	1,521,613
Noncontrolling interests	746,593	628,322
Total equity	2,408,206	2,149,935
Total liabilities and equity	$4,496,181	$4,261,746

ACADIA REALTY TRUST AND SUBSIDIARIES

Notes to Financial Highlights:

(a)
For additional information and analysis concerning the Company’s balance sheet and results of operations, reference is made to the Company’s quarterly supplemental disclosures for the relevant periods furnished on the Company's Current Report on Form 8-K made available on the Company’s website at www.acadiarealty.com.
(b)
See the Company's Annual Report on Form 10-K and revised Restatement 8-K filed with the SEC on March 1, 2022 for a detailed reconciliation to previously reported amounts and a detailed description of adjustments thereon. The restatement primarily impacted the classification of certain amounts within the Company’s consolidated balance sheets, statements of operations and statements of cash flows.
(c)
Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common shares of the Company were exercised or converted into common shares. The effect of the conversion of units of limited partnership interest (“OP Units”) in Acadia Realty Limited Partnership, the “Operating Partnership” of the Company, is not reflected in the above table; OP Units are exchangeable into common shares on a one-for-one basis. The income allocable to such OP units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these OP Units would have no net impact on the determination of diluted earnings per share.
(d)
The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. In addition, the Company believes that given the atypical nature of certain unusual items (as further described below), “FFO Before Special Items” is also an appropriate supplemental disclosure of operating performance. FFO, FFO Before Special Items and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of real estate property, depreciation and amortization, and impairment of real estate property. In addition, NOI excludes interest expense and FFO Before Special Items excludes certain unusual items (as further described below). The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Neither FFO nor FFO Before Special Items represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”), or are indicative of cash available to fund all cash needs, including distributions. Such measures should not be considered as an alternative to net income (loss) for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of real estate property, plus depreciation and amortization, impairment of real estate property, and after adjustments for unconsolidated partnerships and joint ventures. Also consistent with NAREIT’s definition of FFO, the Company has elected to include gains and losses incidental to its main business (including those related to its RCP investments such as Albertsons) in FFO. FFO Before Special Items begins with the NAREIT definition of FFO and adjusts FFO to take into account FFO without regard to certain unusual items including charges, income and gains that management believes are not comparable and indicative of the results of the Company’s operating real estate portfolio and, in particular, the impact of the mark-to-market gain and loss attributable to the Company's investment in Albertsons.
(e)
The pro-rata share of NOI is based upon the Operating Partnership’s stated ownership percentages in each venture or Fund’s operating agreement and does not include the Operating Partnership's share of NOI from unconsolidated joint ventures within the Funds.